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                                                                    EXHIBIT 17.1



                               November 15, 1995



Northstar Health Services, Inc.
Foster Plaza 9
750 Holiday Drive
Pittsburgh, Pennsylvania 15220

Attention:  Mark A. DeSimone,
            Chairman of the Board

       Re:  Resignation

Dear Sir or Madam:

       This is to advise you that I hereby resign from the Board of Directors of Northstar Health Services, Inc. (the "Company") effective as of the 30th day following the effective time of the merger (the "Merger") of NSK Merger Corp. (a wholly-owned subsidiary of the Company) with and into Keystone Rehabilitation Systems, Inc.

                                        Very truly yours,


                                        /s/ Daniel P. McMenamin

                                        Daniel McMenamin